Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Closes $150 Million Debt Refinancing

- Proceeds will be used to redeem all outstanding Linaclotide PhaRMASM 11% Notes -

- Refinancing reduces cost of capital with interest rate of 8.375% –

- Transaction expected to fund in early January 2017,
subject to and concurrent with redemption of existing PhaRMA Notes -

CAMBRIDGE, Mass., Sept. 26, 2016 – Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD) today announced the closing of a $150 million debt refinancing. Ironwood will use the net proceeds from this transaction to redeem the remaining principal balance of its existing Linaclotide PhaRMA 11% Notes due 2024.

The $150 million in aggregate principal amount of Notes will have a legal maturity of September 15, 2026 and will bear an annual interest rate of 8.375%. Interest on the 8.375% Notes will be paid quarterly beginning June 15, 2017, and principal will be payable quarterly beginning March 15, 2019. Issuance of the 8.375% Notes is subject to full redemption of the existing PhaRMA Notes. The 8.375% Notes and the existing PhaRMA Notes are expected to be issued and redeemed, respectively, in early January 2017 when the prepayment penalty associated with the existing PhaRMA Notes ceases.

Consistent with the PhaRMA Notes payment structure, Ironwood will make quarterly payments on the 8.375% Notes after the interest-only period in an amount equal to the greater of (i) 7.5% of net sales of linaclotide in the United States for the preceding quarter (“the synthetic royalty amount”) and (ii) accrued and unpaid interest on the 8.375% Notes (“the required interest amount”). Principal on the 8.375% Notes will be repaid in an amount equal to the synthetic royalty amount minus the required interest amount, when this is a positive number, until the principal has been paid in full. Given that the principal payments on the 8.375% Notes are based on the synthetic royalty amount, which will vary from quarter to quarter, the 8.375% Notes are expected to be fully repaid prior to the final maturity date in 2026.

The 8.375% Notes will be secured by a security interest in a segregated bank account established to receive the required quarterly payments, as well as certain limited accounts receivables, payment intangibles or other rights to payment or proceeds, in each case, up to the synthetic royalty amount or its estimated equivalent, as applicable. The 8.375% Notes are not convertible into Ironwood equity. The 8.375% Notes may be redeemed at any time prior to maturity, in whole or in part, at the option of Ironwood at specified redemption premiums.

Funds affiliated with TSSP, a leading special situations investment platform, will be the purchasers of the 8.375% Notes.

For further details on the terms and conditions of the 8.375% Notes, please refer to the Form 8-K filed today with the Securities and Exchange Commission.

The current principal balance on the existing PhaRMA Notes is approximately $143 million.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is a commercial biotechnology company focused on creating medicines that make a difference for patients, building value for our fellow shareholders, and empowering our passionate team. We are advancing a pipeline of innovative medicines in areas of significant unmet need, including irritable bowel syndrome with constipation (IBS-C)/chronic idiopathic constipation (CIC), uncontrolled gout, refractory gastroesophageal reflux disease, and vascular and fibrotic diseases. We discovered, developed and are commercializing linaclotide, the U.S. branded prescription market leader in the IBS-C/CIC category, and we are applying our proven R&D and commercial capabilities to advance multiple internally-developed and externally-accessed product opportunities. Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. For more information, please visit www.ironwoodpharma.com; information that may be important to investors will be routinely posted in this location.

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about our expectations concerning the completion of the issuance and sale of the 8.375% Notes, the timing of the repayment of the 8.375% Notes and the timing of, and our ability to complete, the redemption of the PhaRMA Notes. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risk that we are unable to successfully complete the issuance and sale of the 8.375% Notes and the redemption of the PhaRMA Notes and the repayment of the 8.375% Notes prior to September 15, 2026; and the risks listed under the heading “Risk Factors” and elsewhere in Ironwood’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, and in our subsequent SEC filings. These forward-looking statements (except as otherwise noted) speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements.

SOURCE: Ironwood Pharmaceuticals, Inc.

Media Relations	Investor Relations
Trista Morrison, 617-374-5095	Meredith Kaya, 617-374-5082
Director, Corporate Communications	Director, Investor Relations
tmorrison@ironwoodpharma.com	mkaya@ironwoodpharma.com